As filed with the United States Securities and Exchange Commission on October 30, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SunPower Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1403 N. Research Way

Orem, UT 84097

(877) 299-4943

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thurman J. Rodgers

Chief Executive Officer

1403 N. Research Way

Orem, UT 84097

(877) 299-4943

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael Penney

Arnold & Porter Kaye Scholer LLP

250 W. 55th Street

New York, NY 10019

Tel: (212) 836-8000

Approximate date of commencement of proposed sale to the public:

From time to time on or after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2026

SUNPOWER INC.

Up to 103,109,005 Shares of Common Stock

Up to 5,639,952 Shares of Common Stock Issued Pursuant to the FPA Settlement Agreements

This prospectus relates to the offer and sale, from time to time, by the selling securityholders named in this prospectus, or their permitted transferees (the “Selling Securityholders”), of up to 108,748,957 shares of our common stock, par value $0.0001 per share (the “common stock”), consisting of: (i) 103,109,005 shares of common stock (the “Purchase Agreement Shares”) issued by us pursuant to separately- and privately-negotiated securities purchase agreements, each dated September 2, 2026 (collectively, the “Purchase Agreements”), by and among us and the purchasers named therein (the “Purchasers”), including certain of our directors and executive officers, in a private placement that closed on September 4, 2026 (the “September 2026 Common Stock Financing”); and (ii) up to 5,639,952 shares of common stock (the “FPA Shares” and, together with the Purchase Agreement Shares, the “Shares”) that were previously issued by us to certain holders (the “FPA Holders”) pursuant to OTC Equity Prepaid Forward Transaction Settlement Agreements (the “FPA Settlement Agreements”) and related Forward Purchase Agreements described under “Prospectus Summary — Recent Developments.”

A portion of the Purchase Agreement Shares were issued upon the automatic conversion, at the closing of the September 2026 Common Stock Financing, of simple agreements for future equity (each, a “SAFE”) previously entered into by us with certain of the Purchasers, as described under “Prospectus Summary — Recent Developments.”

See “Prospectus Summary” below for a description of the September 2026 Common Stock Financing, the SAFEs and the FPA Settlement Agreements, and “Selling Securityholders” for additional information regarding the Selling Securityholders.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders. We received gross proceeds of approximately $26.2 million from the sale of the Purchase Agreement Shares (including amounts funded under the SAFEs) pursuant to the Purchase Agreements. We did not receive any proceeds from the issuance of the FPA Shares. See “Use of Proceeds.”

The Selling Securityholders may sell or otherwise dispose of the Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholders may sell or otherwise dispose of the Shares being registered pursuant to this prospectus. The Selling Securityholders, and any broker-dealers, agents or underwriters that participate in the sale of the Shares, may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts, commissions, concessions or profit they earn on any resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. See “Plan of Distribution.”.

The Selling Securityholders will pay all brokerage fees and commissions and similar expenses attributable to sales of their Shares. We will pay the expenses (other than brokerage fees, commissions and similar expenses) incurred in registering the Shares offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “SPWR.” On October 29, 2026, the closing price of our common stock as reported on Nasdaq was $0.2429 per share.

We are an “emerging growth company” and a “smaller reporting company,” each as defined under the U.S. federal securities laws, and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus, including in any amendments or supplements hereto, and under similar headings in the documents that are incorporated by reference into this prospectus, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you, or any document incorporated by reference herein or therein, in each case as filed with the SEC. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information” before deciding to invest in any of the securities being offered. The information contained in this prospectus and any supplement to this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

On July 17, 2023, FACT filed an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which FACT was domesticated and continues as a Delaware corporation, changing its name to “Complete Solaria, Inc.”

Legacy Complete Solaria, Inc. (f/k/a Complete Solar Holding Corporation), a Delaware corporation (“Legacy Complete Solaria”), FACT, Jupiter Merger Sub I Corp., a Delaware corporation and wholly-owned subsidiary of FACT (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of FACT (“Second Merger Sub”) and The Solaria Corporation, a Delaware corporation and a wholly-owned indirect subsidiary of Legacy Complete Solaria (“Solaria”), entered into that certain Amended and Restated Business Combination Agreement, dated as of May 26, 2023 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Pursuant to the terms and subject to the conditions of the Business Combination, on July 18, 2023, (i) First Merger Sub merged with and into Legacy Complete Solaria with Legacy Complete Solaria surviving as a wholly-owned subsidiary of FACT (the “First Merger”), (ii) immediately thereafter and as part of the same overall transaction, Legacy Complete Solaria merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly-owned subsidiary of FACT (the “Second Merger”), and FACT changed its name to “Complete Solaria, Inc.” and Second Merger Sub changed its name to “CS, LLC” and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria merged with and into a newly-formed Delaware limited liability company and wholly-owned subsidiary of FACT and changed its name to “SolarCA LLC” (“Third Merger Sub”), with Third Merger Sub surviving as a wholly-owned subsidiary of FACT (together with the First Merger and the Second Merger, the “Mergers”).

On October 16, 2025, the Company filed with the Secretary of State of Delaware a Certificate of Amendment to its Certificate of Incorporation to change its corporate name from “Complete Solaria, Inc.” to “SunPower Inc.”, effective as of 4:30 PM Eastern Time on October 17, 2025.

Unless the context indicates otherwise, references in this prospectus to “SunPower,” “we,” “us,” “our,” the “Company” and similar terms refer to SunPower Inc. (f/k/a “Complete Solaria, Inc.” and, previously, “Freedom Acquisition I Corp.”) and its consolidated subsidiaries. References to “FACT” refer to the predecessor company prior to the consummation of the Business Combination.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, without limitation, statements about:

●	our ability to obtain funding for our operations and future growth, including in connection with the integration of our acquisitions, and our ability to raise capital and refinance our existing debt and to remain in compliance with debt covenants;

●	our ability to regain and maintain compliance with the minimum bid price requirement and other continued listing requirements of The Nasdaq Global Market;

●	our direct and indirect exposure to companies in the solar and renewable energy industries that are facing financial difficulties and potential bankruptcies;

●	our ability to grow and manage growth profitably following the closing of business combinations including, without limitation, our recent acquisitions of Sunder, Ambia and Cobalt;

●	disruptions in our supply chains and distribution channels, tariffs and trade barriers, export regulations, bank failures, geopolitical conflicts and other macroeconomic conditions on our business and operations, results of operations and financial position;

●	our ability to leverage our acquisitions, including our ability to integrate acquired businesses, to fund and meet the liquidity needs of the acquired businesses, to retain key employees of the acquired businesses, to take advantage of growth opportunities and to realize the expected benefits of such acquisitions;

●	the potential impact of changes to and developments relating to the regulations and policies applicable to our business, customers and the industry;

●	changes in the availability of rebates, tax credits and other incentives;

●	changes impacting the demand for solar solutions from residential customers and small and medium-sized businesses, including changes resulting from the current political climate and also changes in the price of electricity from other sources, including traditional utilities;

●	changes in and the volatility of interest rates;

●	our financial and business performance following our recent acquisitions, including financial projections and business metrics, and our ability to manage our costs;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	our future capital requirements, the sufficiency of our cash, and sources and uses of cash, including cash required to service our current and future borrowings;

●	our ability to satisfy potential cash settlement obligations or additional share issuances under our FPA Settlement Agreements based on future trading prices of our common stock;

●	our ability to meet the expectations of new and current customers, and our ability to achieve market acceptance for our products and services, especially in light of the intense competition faced in our industry;

●	our expectations and forecasts with respect to market opportunity and market growth;

●	our expectations and plans relating to cost control efforts (including headcount management and potential reductions) and expectations with respect to when we achieve breakeven operating income;

●	the ability of our products and services to meet customers’ compliance and regulatory needs;

●	our ability to attract and retain qualified employees and management;

●	our ability to develop and maintain our brand and reputation, and our ability to maintain our relationships with key suppliers, installers and build partners;

●	developments and projections relating to our competitors and industry;

●	changes in general economic and financial conditions, inflationary pressures and the resulting impact on demand, and our ability to plan for and respond to the impact of those changes;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	our ability to successfully remediate our identified material weaknesses in internal control over financial reporting; and

●	our business, expansion plans and opportunities.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the section titled “Risk Factors” and elsewhere in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. We discuss in greater detail many of these risks under the section titled “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC and any free writing prospectus that we may authorize for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission, , including information incorporated by reference herein. Neither we nor the Selling Securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the information incorporated by reference herein, including the sections titled “Risk Factors” and the financial statements and related management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025 and our subsequent Quarterly Reports on Form 10-Q, each incorporated by reference herein.

Our Mission

Our mission is to deliver energy-efficient solutions to homeowners and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. SunPower Inc. or SunPower, has created a unique, end-to-end offering that delivers a best-in-class customer experience with a robust technology platform, financing solutions, and high-performance solar equipment.

Business Overview

SunPower Inc. (the “Company”) is the rebranded name of Complete Solaria, Inc. The rebranding was effective April 22, 2025 and became legally effective on October 17, 2025. We are headquartered in Orem, Utah.

Complete Solaria, Inc. (“Complete Solaria”) was formed in November 2022 through the merger of Complete Solar Holding Corporation, a Delaware corporation (“Complete Solar”), and The Solaria Corporation, a Delaware corporation (such entity, “Solaria,” and such transaction, the “Business Combination”). Complete Solaria created a technology platform to offer clean energy products to homeowners by enabling a national network of sales partners and build partners. Our sales partners generate solar installation contracts with homeowners on our behalf. To facilitate this process, we provide the software tools, sales support and brand identity to our sales partners, making them competitive with national providers. We fulfill our customer contracts by engaging with local construction specialists and using our in-house installation experts. We manage the customer experience and complete all pre-construction activities prior to delivering build-ready projects including hardware, engineering plans, and building permits to our builder partners and in-house teams.

In October 2023, we sold the solar panel assets of The Solaria Corporation, including intellectual property and customer contracts to Maxeon Solar Technologies, Ltd. (“Maxeon”) pursuant to the terms of an asset purchase agreement (the “Disposal Agreement”). Under the terms of the Disposal Agreement, Maxeon agreed to acquire certain assets and employees of Complete Solaria for an aggregate purchase price of approximately $11.0 million consisting of 1,100,000 shares of Maxeon ordinary shares.

We expect to continue making acquisitions and entering into strategic partnerships as part of our long-term business strategy. For example, on September 24, 2025, we completed the purchase of all the membership interests of Sunder Energy, LLC (“Sunder”). Sunder provides a third-party solar energy sales force to initiate and execute contracts with customers throughout the United States. Sunder’s sales force works with solar installation companies in which Sunder acts as the agent for each transaction entered. Sunder earns revenue based on residential solar installation contracts for residential homeowners that are sold to installation companies in accordance with its contracts with those installation companies. Upon entering into a sales contract, the requisite performance obligation of Sunder is to assist the installation companies in the progress of the installation and obtain permission to operate. On November 21, 2025, we completed the purchase of all the membership interest of Ambia Energy, LLC (“Ambia”). Ambia is a residential solar energy system installer which operates in various markets throughout the United States. Ambia generates revenue from selling and installing solar energy systems or orchestrating the sale of a solar energy system which will be installed by a third party. On February 2, 2026, we completed the purchase of all of the equity interests of Cobalt Power Systems, Inc. (“Cobalt”). Cobalt is an installer of residential and commercial solar energy systems in the San Francisco Bay area. Cobalt generates revenue from the design and installation of solar power systems.

On August 5, 2024, we entered into an Asset Purchase Agreement (the “APA”) among us and SunPower Corporation and its direct and indirect subsidiaries (collectively, the “SunPower Debtors”) providing for the sale and purchase of certain assets relating to the Blue Raven Solar business, New Homes Business and Non-Installing Dealer network previously operated by the SunPower Debtors (the “Acquired SunPower Assets”). The APA was entered into in connection with a voluntary petition filed by SunPower under Chapter 11 of the United States Code, 11 U.S.C.§§ 101-1532. The sale was approved on September 23, 2024, by the United States Bankruptcy Court for the District of Delaware. We completed the acquisition of the Acquired SunPower Assets effective September 30, 2024. The assets and businesses acquired by us under the APA are referred to as the “SunPower Businesses.” As part of the acquisition the Company acquired Albatross, an order-to-management proprietary software to manage our orders, fulfillment and customer service all in one central location.

The acquisitions of Sunder, Ambia, Cobalt and SunPower Businesses are collectively referred to herein as “Acquisitions”.

For additional information regarding our business, see our Annual Report on Form 10-K for the fiscal year ended December 28, 2025, which is incorporated by reference into this prospectus.

Technology Innovation

Since inception, we have continued to invest in a platform of services and tools to enable large-scale operations for sales and builder partners. The platform incorporates processes and software solutions that simplify and streamline design, proposals, and project management throughout the lifecycle of a residential solar project. The platform empowers new market entrants and smaller industry participants with its plug-and-play capabilities. The ecosystem we have built provides broad reach, and we believe it positions us for sustained and rapid growth through a capital-efficient business model. The network of our partners continues to expand today.

We use salesforce.com to manage and fulfill orders which replaced our use of Albatross, the rights to which we acquired in connection with our acquisition of the SunPower Businesses. Albatross is a sales order platform which will be sunset later in 2026. Our acquisition of Sunder included Merdeka, a software platform which gives access from bookings to energization. We currently have this platform on view only and believe it has future potential as a differentiating option compared to our competition.

Differentiation and Operating Results

Delivering a differentiated customer experience is core to our strategy. It emphasizes a customized solution, including a design specific to each customer’s home and pricing configurations that typically drive both customer savings and value. Developing a trusted brand and providing a customized solar service offering resonates with customers accustomed to a traditional residential power market that is often overpriced and lacking in customer choice.

Our overall mission is to deliver energy-efficient solutions to homeowners, home builders and small to medium-sized businesses that allow them to lower their energy bills while reducing their carbon footprint. We want to pass our operational costs savings back to our customers by keeping costs low in an environment where labor costs are rising and interest rates remain uncertain. These operational costs savings are attributed to the workforce that was acquired as part of the SunPower Acquisition. We expanded our operations center that supports operations, order process, customer care and support, credit and collections, procurement, vendor management and accounting related functions, and have rationalized our headcount.

Recent Developments

Simple Agreements for Future Equity (SAFEs)

On August 4, 2026, we entered into a simple agreement for future equity (a “SAFE”) with Foris Ventures, LLC (“Foris”) in connection with its investment of $3,500,000 in the Company. Subsequently, on August 24, 2026 we entered into a SAFE with Rodgers Massey Revocable Living Trust, an entity affiliated with Thurman J. Rodgers, our Chief Executive Officer and Executive Chairman, in connection with its investment of $2,000,000 in the Company. Pursuant to the terms of the SAFEs, each such investor made a cash investment in us that automatically converted into shares of common stock upon the closing of the September 2026 Common Stock Financing described below, at a conversion price equal to the per-share purchase price paid by cash investors in the September 2026 Common Stock Financing, without any discount. Each of these SAFEs converted automatically into shares of common stock at the closing of the September 2026 Common Stock Financing on September 4, 2026, at the per-share purchase price of $0.2541.

September 2026 Common Stock Financing

On September 2, 2026, we entered into separately- and privately-negotiated securities purchase agreements (collectively, the “Purchase Agreements”) with various accredited investors (the “Purchasers”), including entities affiliated with Thurman J. Rodgers, William Anderson, J. Daniel McCranie and Devin Whatley, each of whom is a director of the Company, and Mr. Rodgers, who also serves as our Chief Executive Officer and Executive Chairman, and Foris, a holder of more than 5% of our common stock (collectively, the “Affiliate Investors”). Pursuant to the Purchase Agreements, we agreed to issue and sell an aggregate of 103,109,005 shares of common stock for a purchase price of $0.2541 per share, which equaled the Nasdaq official closing price of our common stock on September 2, 2026, for aggregate gross proceeds of approximately $26.2 million, including amounts funded under the SAFEs described above (such transactions, collectively, the “September 2026 Common Stock Financing”). The September 2026 Common Stock Financing closed on September 4, 2026. We intend to use the net proceeds of the September 2026 Common Stock Financing for working capital and general corporate purposes.

Pursuant to the Purchase Agreements, we agreed to prepare and file with the SEC, on or before October 2, 2026, a registration statement on Form S-1 (of which this prospectus forms a part) registering the resale of the Purchase Agreement Shares, and to use reasonable best efforts to cause it to become effective within the timeframes specified in the Purchase Agreements. If the SEC limits the number of shares that may be registered for resale on this registration statement, the Purchase Agreements provide for a pro rata cutback among the Purchasers (based on the number of unregistered shares held by each), with any shares not registered on the initial registration statement to be registered on one or more subsequent registration statements. The Purchase Agreements also provide for the payment of cash liquidated damages to Purchasers in the event of certain filing, effectiveness or maintenance failures with respect to the registration statement, subject to the terms set forth therein. The Company has not received any demands for payment of liquidated damages as a result of the delay in filing this Registration Statement with respect to the Purchase Agreement Shares.

The Purchase Agreement Shares were offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

The FPA Settlement Agreements

On July 17, 2026, we entered into OTC Equity Prepaid Forward Transaction Settlement Agreements (the “FPA Settlement Agreements”) with each of (i) Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP; Freedom Acquisition I Corp. (collectively, “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia”, each individually, an “FPA Seller”, and collectively, the “FPA Sellers”). The FPA Settlement Agreements memorialize the agreements between the Company and each FPA Seller with respect to (i) the settlement amount adjustment payable by the Company under the Forward Purchase Agreements, (ii) the Company’s election to pay the settlement amount adjustments by issuing an initial 17,900,462 shares of common stock on July 17, 2026 in the aggregate, (iii) certain mechanics for determining whether any further shares of common stock are issuable as a result of the trading price of the common stock during the valuation period under the FPA Settlement Agreements and the Forward Purchase Agreements, and (iv) in the case of one FPA Seller, the obligation to make monthly cash amortization payments of $50,000 beginning on October 31, 2026 if such FPA Seller has not realized its full settlement amount adjustment through the sale of shares of common stock on or before such date. In September 2026, as a result of the adjustment provisions in the FPA Settlement Agreements, we issued 10,282,999 additional shares of common stock in the aggregate to Meteora and Polar. Subsequently, in October 2026, we issued a further 5,070,584 shares of common stock in the aggregate to Meteora and Polar pursuant to the terms of the FPA Settlement Agreements, and a portion of such additional 5,070,584 shares of common stock are being registered hereby in accordance with the registration rights under the FPA Settlement Agreements. On October 28, 2026, we agreed to issue an additional 569,375 shares of common stock to Polar pursuant to the terms of our FPA Settlement Agreement with Polar relating to Polar’s registration rights thereunder in lieu of cash payments. Such 569,375 shares of common stock are being registered hereby.

Risk Factor Summary

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face.

●	We have a history of losses that may continue in the future; our management has identified conditions that raise substantial doubt about our ability to continue as a going concern; and we may not achieve profitability or generate positive cash flow.

●	We may need to raise additional funding to finance our operations. This additional financing may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force us to curtail planned programs or cease operations entirely.

●	Raising additional funds may cause dilution to existing stockholders and/or may restrict our operations or require us to relinquish proprietary rights.

●	We have identified material weaknesses in our internal controls over financial reporting. As a result of these material weaknesses, we previously identified material errors to our interim results for the thirteen weeks ended March 30, 2025, the thirteen and twenty-six weeks ended June 29, 2025, and the thirteen and thirty-nine weeks ended September 28, 2025 (the “Prior Periods”) and determined that the Prior Periods included in our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2025, June 29, 2025, and September 28, 2025 should no longer be relied upon and should be restated. If we are unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of our financial and operating reporting may be adversely affected, and confidence in our operations and disclosures may be lost.

●	We face risks related to the restatement of our previously issued quarterly financial statements.

●	Our failure to prepare and timely file our periodic reports with the SEC limits our access to the public markets to raise debt or equity capital.

●	Our business depends in part on the availability of rebates, tax credits and other financial incentives. The One Big Beautiful Bill Act has materially reduced the availability of these rebates, credits or incentives, which may adversely impact our business.

●	Macroeconomic conditions in our domestic and international markets, as well as inflation concerns, instability of financial institutions, rising interest rates, and recessionary concerns may adversely affect our industry, business and financial results.

●	We face competition from both traditional energy companies and renewable energy companies.

●	Our growth strategy depends on the widespread adoption of solar power technology.

●	We are exposed to the credit risk of customers and our finance partners, and payment delinquencies on accounts receivables.

●	Any unauthorized access to or disclosure or theft of personal information we gather, store or use could harm our reputation and subject us to claims or litigation.

●	Our success depends on the continuing contributions of key personnel, including Thurman J. Rodgers. If we are unable to attract and retain key employees and qualified personnel, our business and prospects could be harmed.

●	Our operating results and ability to grow may fluctuate from quarter to quarter and year to year, which could make future performance difficult to predict and could cause operating results for a particular period to fall below expectations.

●	We may be subject to breaches of our information technology systems, which could lead to disclosure of internal information, damage to our reputation or relationships with dealers, suppliers, and customers, and disrupt access to online services. Such breaches could subject us to significant reputational, financial, legal, and operational consequences.

●	We are subject to legal proceedings and regulatory inquiries and may be named in additional claims or legal proceedings or become involved in regulatory inquiries, all of which are costly, distracting to our core business and could result in an unfavorable outcome or harm our business, financial condition, results of operations or the trading price for our securities.

●	Our Directors, executive officers and principal stockholders will continue to have significant influence over our company, which could limit your ability to influence the outcome of key transactions, including a change of control.

●	If we fail to meet all applicable requirements of Nasdaq and Nasdaq determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

●	Our 10.0% Notes are secured obligations, and there are risks associated with our 10.0% Notes that could adversely affect our business and financial condition.

●	The conversion features of our convertible debt securities may adversely affect our financial condition and operating results.

●	Future sales (including potential sales of securities by the Selling Securityholders), or the perception of future sales, by us or our stockholders in the public market could cause the market price for the common stock to decline.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including relief from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, less extensive disclosure obligations regarding executive compensation in our registration statements, periodic reports and proxy statements, exemptions from the requirements to hold a nonbinding advisory vote on executive compensation, and exemptions from stockholder approval of any golden parachute payments not previously approved. We may also elect to take advantage of other reduced reporting requirements in future filings. As a result, our stockholders may not have access to certain information that they may deem important and the information that we provide to our stockholders may be different than, and not comparable to, information presented by other public reporting companies. We could remain an emerging growth company until the earlier of (i) the last day of the year following the fifth anniversary of the closing of our initial public offering, (ii) the last day of the year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. An emerging growth company may therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We are also a “smaller reporting company,” as defined in the Exchange Act. We will continue to be a smaller reporting company as long as (i) the market value of our common stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were originally known as Freedom Acquisition I Corp (“FACT”). We are engaged in solar system sales and associated commerce. On July 18, 2023, Complete Solaria, FACT, and certain other entities consummated the transactions contemplated under that certain amended and restated Business Combination Agreement, dated as of May 26, 2023, following the approval at the special meeting of the stockholders of FACT held July 11, 2023. In connection with the closing of the Business Combination, we changed our name from Freedom Acquisition I Corp. to Complete Solaria, Inc.

Our principal executive offices are located at 1403 N. Research Way, Orem UT 84097, and our telephone number is (877) 299-4943. Our corporate website address is https://us.sunpower.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“SunPower” and our other registered and common law trade names, trademarks and service marks are property of SunPower Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

The Offering

Securities offered by the Selling Securityholders	Up to 108,748,957 shares of our common stock consisting of:

● 103,109,005 shares of common stock previously issued by us pursuant to the Purchase Agreements; and

● 5,639,952 shares of common stock previously issued by us pursuant to the FPA Settlement Agreements.

Shares of common stock outstanding prior to this offering	321,461,361 (as of October 9, 2026).

Shares of common stock outstanding after this offering	321,461,361 shares (based on the total shares outstanding as of October 9, 2026).

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of common stock registered for resale under this prospectus.

Use of proceeds

We will not receive any proceeds from the resale of shares of common stock included in this prospectus by the Selling Securityholders.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 8.

Nasdaq ticker symbols	“SPWR” and “SPWRW”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 23.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, together with all of the other information included in this prospectus and in the documents incorporated by reference herein, including the risk factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025 and in our subsequent Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this prospectus and should be read in conjunction with the risk factors described below. The risks described below are not the only ones we face. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business, financial condition and results of operations. If any of the risks described below or incorporated by reference actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected, and you could lose all or part of your investment.

Risks Related to this Offering

Sales of a substantial number of shares of our common stock by the Selling Securityholders, or the perception that such sales may occur, could cause the market price of our common stock to decline.

The Selling Securityholders can resell, under this prospectus, up to 108,748,957 shares of common stock from time to time after the date of this prospectus relating to the Shares. Such 108,748,957 shares offered for resale by the Selling Securityholders under this prospectus represent approximately 33.8% of the total number of outstanding shares of common stock and approximately 46.2% of the total number of outstanding shares of common stock held by non-affiliates, in each case as of October 9, 2026.

Sales of a substantial number of our shares of common stock in the public market by the Selling Securityholders and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of common stock and could impair our ability to raise capital through the sale of additional equity securities.

We may be required to reduce the number of shares registered for resale under this prospectus , which could result in a reduction in the number of shares registered for resale or delay the Selling Securityholders’ ability to resell.

The SEC has historically taken the position that resale registration statements covering a number of shares that is large relative to a company’s public float, or that otherwise appear to be effectively a primary offering by the issuer, may need to be limited in size. The 108,748,957 shares of common stock being registered hereby represent a substantial percentage of our outstanding common stock, and certain of the Selling Securityholders, including Mr. Rodgers and his affiliates and our other participating directors, are affiliates of ours. If the SEC does not permit us to register all of the Shares on this registration statement, the Purchase Agreements provide that the number of shares registered will be reduced on a pro rata basis among the Purchasers (subject to the SEC’s discretion to require a different allocation), and we will be required to file one or more additional registration statements to register the shares not included in this offering.

Market and Industry Data

Information contained or incorporated by reference in this prospectus concerning the market and the industries in which SunPower competes, including its market position, general expectations of market opportunities and market size, is based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by SunPower based on such sources. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which SunPower operates and SunPower management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable. Although we believe that such information is reliable, there can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Although we are responsible for all of the disclosure contained and incorporated by reference in this prospectus and we believe the third-party market position, general expectations of market opportunity and market size data included in this prospectus are reliable, we have not independently verified any third-party information and each publication speaks as of its original publication date (and not as of the date of this prospectus). In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being registered for the account of the Selling Securityholders. We will not receive any of the proceeds from the resale of shares of common stock by the Selling Securityholders.

We received gross proceeds of approximately $26.2 million from the sale of the Purchase Agreement Shares pursuant to the Purchase Agreements (including amounts funded under the SAFEs described under “Prospectus Summary — Recent Developments”), before deducting expenses payable by us. We intend to use the net proceeds from the September 2026 Common Stock Financing for working capital and general corporate purposes.

We did not receive any proceeds from the issuance of the FPA Shares to the FPA Holders pursuant to the FPA Settlement Agreements.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of common stock may be sold by the Selling Securityholders under this prospectus. See “Plan of Distribution.”

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock and Public Warrants are currently listed on Nasdaq under the symbols “SPWR” and “SPWRW,” respectively. Our common stock and public warrants were previously listed on Nasdaq under the symbols “CSLR” and “CSLRW”, respectively. Prior to the consummation of the Business Combination, our common stock and our Public Warrants were listed on the New York Stock Exchange under the symbols “FACT” and “FACT WS,” respectively. On October 9, 2026, there were 196 holders of record of the common stock. We currently do not intend to list the Private Warrants on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will depend on, among other things, the consent of our lender(s), our results of operations, cash requirements, financial condition, contractual restrictions and other factors that the SunPower Board may deem relevant.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consist of:

●	103,109,005 Purchase Agreement Shares issued pursuant to the Purchase Agreements (including Purchase Agreement Shares issued upon conversion of the SAFEs); and

●	5,639,952 FPA Shares issued pursuant to the FPA Settlement Agreements.

As used in this prospectus, the term “Selling Securityholders” includes the Selling Securityholders listed in the table below, together with any additional Selling Securityholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each Selling Securityholder, the number of shares of common stock that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Securityholders have voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Securityholders prior to the offering shown in the table below is based on an aggregate of 321,461,361 shares of our common stock outstanding on October 9, 2026. The fourth column assumes the sale of all of the shares offered by the Selling Securityholders pursuant to this prospectus.

Except as otherwise indicated below, the business address of each Selling Securityholder is c/o SunPower Inc., 1403 N. Research Way, Orem, Utah 84097.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Owned After Offering
Name of Selling Securityholder	Number	Percent(1)	Prospectus	Number(2)	Percent(1)
Purchase Agreement Holders
Rodgers Massey Revocable Living Trust(3)	66,307,206	19.1%	7,870,917	58,436,289	16.8%
Christopher Devin Whatley and Bhargavi Yedurupad Whatley, Co-Trustees of the Whatley Family Living Trust(4)	393,545	*	393,545	0	*
SameDay Solar, Inc.(5)	1,180,637	*	1,180,637	0	*
J. Daniel McCranie(6)	2,759,279	*	983,864	1,775,415	*
Foris Ventures, LLC(7)	43,196,259	13.3%	39,354,585	3,841,674	1.2%
Asia Development Capital Co., Ltd.	14,954,742	4.7%	14,954,742	0	*
Glome Holdings, Inc.	13,774,104	4.3%	13,774,104	0	*
Space Solar Inc.	2,754,820	*	2,754,820	0	*
Beta Bayview, L.L.C.(8)	7,870,916	2.5%	7,870,916	0	*
Crosslink Crossover Fund 9, L.P.(8)	9,445,100	2.9%	9,445,100	0	*
CrossLink Crossover Fund 9-B, L.P.(8)	2,361,275	*	2,361,275	0	*
Brian Arbogast	983,864	*	983,864	0	*
James Boyd Everett	393,545	*	393,545	0	*
Steven R. Nightingale Revocable Trust	787,091	*	787,091	0	*
FPA Holders
Funds and accounts managed by Meteora Partners Inc.(9)	12,683,230	3.9%	3,157,256	9,525,974	2.9%
Funds and accounts managed by Polar Multi-Strategy Master Fund(10)	2,716,495	*	2,482,696	233,799	*

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Applicable percentage ownership is based on 321,461,361 shares of our common stock outstanding as of October 9, 2026.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

(3)	Includes (i) 485,562 shares held by Rodgers Capital, LLC, (ii) 8,842 shares held by Thurman J. Rodgers, (iii) 36,687,593 shares held by the Rodgers Massey Revocable Living Trust, (iv) 2,471,485 shares held by the Rodgers Massey Freedom and Free Markets Charitable Trust, (v) 724,416 shares issuable pursuant to warrants exercisable within 60 days of September 18, 2026, (vi) 116,601 shares issuable pursuant to stock options and restricted stock units exercisable or settleable within 60 days of September 18, 2026, (vii) 463,589 shares of common stock issued to the TJ Rodgers 2012 Irrevocable Trust dtd 12/26/12, for which Mr. Rodgers serves as trustee, and (viii) 463,589 shares of common stock issued to the Valeta Massey 2012 Irrevocable Trust dtd 12/26/12, for which Mr. Rodger’s spouse serves as trustee. Additionally, the number of shares reflected in the table above includes shares issuable upon conversion of the following Convertible Notes: (a) the Rodgers Massey Revocable Living Trust holds $18,000,000 principal amount of 12% Notes convertible into 10,714,285 shares of common stock, (b) the Rodgers Massey Revocable Living Trust and the Rodgers Massey Freedom and Free Markets Charitable Trust hold an aggregate of $8,000,000 principal amount of 7% Notes convertible into a total of 4,678,362 shares of common stock, (c) the Rodgers Massey Revocable Living Trust holds $5,000,000 principal amount of 12% Notes issued in July 2025 that are convertible into 2,793,296 shares of common stock, (d) the Rodgers Massey Freedom and Free Markets Charitable Trust holds an additional $2,000,000 principal amount of 12% Notes issued in November 2025 that are convertible into 1,253,918 shares of common stock, (e) the Rodgers Massey Freedom and Free Markets Charitable Trust holds an additional $3,300,000 principal amount of 12% Notes issued in January 2026 that are convertible into 1,783,783 shares of common stock, (f) the Rodgers Massey Revocable Living Trust holds $5,000,000 principal amount of 10% Notes convertible into 3,051,571 shares of common stock, and (g) the Rodgers Massey Freedom and Free Markets Charitable Trust hold an aggregate of $1,000,000 principal amount of 10% Notes convertible into a total of 610,314 shares of common stock. Only the 7,870,917 shares held by the Rodgers Massey Revocable Living Trust issued upon conversion of the SAFE (described under “Prospectus Summary — Recent Developments”) are being registered for resale hereby. Mr. Rodgers is our Chief Executive Officer and Executive Chairman.

(4)	Consists of 393,545 shares of common stock purchased by the Whatley Family Living Trust for which Devin Whatley, a SunPower Director, and his spouse are trustees. Please refer to the section titled “Security Ownership of Certain Beneficial Owners and Management” in our definitive proxy statement on Schedule 14A filed with the SEC on September 28, 2026 for information on Mr. Anderson’s beneficial ownership of our securities.

(5)	Includes 1,180,637 shares of common stock held by SameDay Solar, Inc., of which William J. Anderson, one of our directors, is a stockholder and director. Mr. Anderson disclaims beneficial ownership of the shares held by SameDay Solar, Inc. except to the extent of his pecuniary interest therein. Please refer to the section titled “Security Ownership of Certain Beneficial Owners and Management” in our definitive proxy statement on Schedule 14A filed with the SEC on September 28, 2026 for information on Mr. Anderson’s beneficial ownership of our securities.

(6)	Includes (i) 438,596 shares of common stock issuable upon conversion of $750,000 principal amount of 7% Notes held by the Dan and Kathy McCranie 2000 Revocable Trust, (ii) 1,243,169 shares of common stock issued or issuable upon settlement of restricted stock units, and (iii) 1,077,514 shares of common stock held by Mr. McCranie. Mr. McCranie serves as trustee of the Dan and Kathy McCranie 2000 Revocable Trust. Mr. McCranie disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. Only the 983,864 shares of common stock issued to Mr. McCranie directly pursuant to the Purchase Agreements are being registered for resale hereby.

(7)	Consists of (i) 40,023,511 shares of common stock currently outstanding and held by Foris Ventures, LLC (“FV”) (ii) 3,051,572 shares of common stock issuable to FV upon conversion of the indebtedness outstanding under that the 10% Notes issued by the Company to FV as of October 9, 2026, and (iii) 121,176 shares of common stock issuable to FV upon exercise of a warrant issued to FV on July 18, 2023. Barbara Hager, the manager of FV, may be deemed to have sole power to vote and dispose of these securities. The Vallejo Ventures Trust U/T/A 2/12/96 (“VVT”), the member of FV, may be deemed to have sole power to vote and dispose of these securities, and L. John Doerr and Ann Doerr, the trustees of VVT, and Barbara Hager, the special trustee of VVT, may be deemed to have shared power to vote and dispose of these securities. The address of the principal business office of the foregoing is 1180 San Carlos Avenue, #717 San Carlos, CA 94070.

(8)	Consists of 19,677,291 shares of common stock currently outstanding and held by funds advised by Crosslink Capital, Inc. Michael Stark is a control person of Crosslink Capital, Inc. The address of the principal business office of the foregoing is 2180 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(9)	Consists of 12,683,230 shares of common stock held by entities managed by Meteora Capital, LLC, including shares issued pursuant to the terms of the FPA Settlement Agreement. The Maximum Number of Shares of Common Stock Offered Pursuant to this Prospectus includes an incremental 3,157,256 FPA Shares that were issued by us to Meteora pursuant to the terms of the FPA Settlement Agreement. The business address of Meteora Capital, LLC is 1200 N. Federal Hwy, Ste 200, Boca Raton, FL 33432.

(10)	Consists of 2,716,495 shares of common stock held by Polar Multi-Strategy Master Fund, including shares issued pursuant to the terms of the FPA Settlement Agreement. The Maximum Number of Shares of Common Stock Offered Pursuant to this Prospectus includes an incremental 2,482,696 FPA Shares that were issued by us to Polar pursuant to the terms of the FPA Settlement Agreement. The business address of Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, Ontario, M5J 0EG.

Description of Capital Stock

The following summary of certain provisions of SunPower’s securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of the DGCL.

Authorized and Outstanding Stock

As of the date of this prospectus, our Certificate of Incorporation authorizes the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value (the “preferred stock”). As of October 9, 2026, there were 321,461,361 shares of common stock issued and outstanding and no preferred shares of outstanding.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of SunPower’s directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by SunPower’s Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of SunPower’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of common stock will be entitled to receive an equal amount per share of all of SunPower’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of common stock have no preemptive rights or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

SunPower’s Board has one class of directors and each director generally serves for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

SunPower’s Board has authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of the common stock, restricting dividends on SunPower’s capital stock, diluting the voting power of common stock, impairing the liquidation rights of SunPower’s capital stock, or delaying or preventing a change in control of SunPower.

SAFE Agreements and Related Common Stock Issued or Issuable

On January 31, 2024, we entered into the First SAFE with the Purchaser in connection with the Purchaser investing $1.5 million in the Company. On February 15, 2024, we entered into the Second SAFE with the Purchaser in connection with the Purchaser investing $3.5 million in the Company. On April 21, 2024, we entered into an amendment for each of our First SAFE and Second SAFE to convert the invested amounts into 4,166,667 and 9,722,222 shares of our common stock, respectively.

On May 13, 2024, we entered into the Third SAFE with the Purchaser in connection with the Purchaser’s investment of $1,000,000. The Third SAFE was converted and exchanged into $1.0 million principal amount of the 10.0% Notes.

On April 8, 2026, the Company entered into a Simple Agreement for Future Equity (the “April 2026 SAFE”) with a trust affiliated with Thurman J. Rodgers (the “SAFE Purchaser”) in connection with the SAFE Purchaser investing $5.0 million in the Company. The April 2026 SAFE was converted and exchanged into $5.0 million principal amount of the 10.0% Notes.

On August 4, 2026, the Company entered into a Simple Agreement for Future Equity (the “August 2026 Foris SAFE”) with Foris Ventures, LLC (“Foris”) in connection with its investment of $3,500,000 (the “Purchase Amount”) in the Company. The August 2026 Foris SAFE was exchanged into 13,774,105 shares of our common stock in the September 2026 Common Stock Financing.

On August 24, 2026, the Company entered into a Simple Agreement for Future Equity (the “August 2026 Purchaser SAFE”) with the SAFE Purchaser in connection with the SAFE Purchaser’s investment of $2,000,000 in the Company. As described above, on September 4, 2026, the Second August 2026 SAFE was exchanged into 7,870,917 shares of our common stock in the September 2026 Common Stock Financing.

Thurman J. Rodgers is a trustee of the Purchaser, the Executive Chairman of the SunPower Board, and the Chief Executive Officer of the Company.

Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria entered into Forward Purchase Agreements with each of the FPA Sellers. Pursuant to the terms of the original Forward Purchase Agreements, the FPA Sellers could purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, the shares purchasable under the Forward Purchase Agreement. While the FPA Sellers had no obligation to purchase any Shares under the Forward Purchase Agreements, the aggregate total FPA Shares that could be purchased under the original Forward Purchase Agreements was no more than 6,720,000 in aggregate. The FPA Sellers could not beneficially own greater than 9.9% of issued and outstanding Shares following the Business Combination as per the Amended and Restated Business Combination Agreement.

On December 18, 2023, the Company and the FPA Sellers entered into separate amendments to the Forward Purchase Agreements (the “FPA Amendments”). The FPA Amendments lower the reset floor price of each Forward Purchase Agreement from $5.00 to $3.00 and allow the Company to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the Forward Purchase Agreements; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

On May 7, 2024 and May 8, 2024, respectively, the Company entered into the Sandia Second Amendment and the Polar Second Amendment to the Forward Purchase Agreements. The Second Amendments lower the reset price of each Forward Purchase Agreement from $3.00 to $1.00 per share and amend the VWAP trigger event to mean an event that occurs if the VWAP price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per FPA Share.

Subsequently, on June 14, 2024, the Company entered into the Sandia Third Amendment. The Sandia Third Amendment sets the reset price of each Forward Purchase Agreement to $1.00 per share and amends the VWAP trigger event to mean an event that occurs if the VWAP price (as defined in the Forward Purchase Agreement), for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share. In the event either Polar or Meteora amend their Forward Purchase Agreements to include different terms from the $1 reset price and VWAP trigger adjustment, or file a notice of a VWAP trigger event, as referenced herein, the Sandia Forward Purchase Agreement will be retroactively amended to reflect those improved terms and liquidity on the Sandia Forward Purchase Agreement, including any of the 1,050,000 shares that were sold upon execution of this document.

On July 17, 2024, the Company entered into the third amendment to the Polar Third Amendment, pursuant to which the Company and Polar agreed that most favored nation term of the Forward Purchase Agreement is applicable to all 2,450,000 shares subject to the Forward Purchase Agreement.

On July 15, 2025, SunPower and Meteora entered into an amendment to the Forward Purchase Agreement between Meteora and SunPower, and on July 16, 2025, SunPower and Sandia entered into an amendment to the Forward Purchase Agreement between Sandia and SunPower (collectively, the “Further FPA Amendments”). The Further FPA Amendments extend the valuation date to the earliest to occur of (a) July 17, 2026, (b) the date specified by the applicable Seller in a written notice to be delivered to the Company at such Seller’s discretion (which valuation date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP trigger event (x) a delisting event, (y) a registration failure or (z) unless otherwise specified therein, upon any additional termination event and (c) 90 days after delivery by SunPower of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the closing date of the transactions under the Amended and Restated Business Combination Agreement, dated as of May 26, 2023, among Freedom, the Company and the other parties thereto, the VWAP price is less than the then applicable reset price, provided that a registration statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period.

The Further FPA Amendments further amend the definition of “Settlement Amount Adjustment” to provide that if the expected settlement amount determined by the VWAP price over the 15 scheduled trading days ending on but excluding the valuation date exceeds the settlement amount adjustment, then the settlement amount adjustment shall be deemed to be zero, and that if the settlement amount adjustment exceeds the settlement amount, then the settlement amount adjustment shall be paid, at SunPower’s option, in cash or shares of SunPower’s common stock.

The Further FPA Amendments also amend the definition of “Cash Settlement Payment Date” to provide that if the settlement adjustment amount exceeds the settlement amount, SunPower shall remit to the applicable seller the difference between (i) the settlement amount adjustment and (ii) the settlement amount. The Further FPA Amendments further provide that the settlement amount will be used solely as a calculation mechanism to determine any liability SunPower may owe to the Seller via the settlement amount adjustment, and notwithstanding anything to the contrary herein, the Seller shall not be required to remit the settlement amount to SunPower or return any portion of the prepayment amount.

On July 17, 2026, we entered into OTC Equity Prepaid Forward Transaction Settlement Agreements (the “FPA Settlement Agreements”) with each of the FPA Sellers (as defined below). The FPA Settlement Agreements memorialize the agreements between the Company and each FPA Seller with respect to (i) the settlement amount adjustment payable by the Company under the Forward Purchase Agreements, (ii) the Company’s election to pay the settlement amount adjustments by issuing an aggregate of 17,900,462 shares of common stock on July 17, 2026, (iii) certain mechanics for determining whether any further shares of common stock are issuable as a result of the trading price of the common stock during the valuation period under the FPA Settlement Agreements and the Forward Purchase Agreements, and (iv) in the case of one FPA Seller, the obligation to make monthly cash amortization payments of $50,000 beginning on October 31, 2026 if such FPA Seller has not realized its full settlement amount adjustment through the sale of shares of common stock on or before such date. In September 2026, as a result of the adjustment provisions in the FPA Settlement Agreements, we issued 10,282,999 additional shares of common stock in the aggregate to Meteora and Polar. Subsequently, in October 2026, we issued a further 5,070,584 shares of common stock in the aggregate to Meteora and Polar pursuant to the terms of the FPA Settlement Agreements, and a portion of such additional 5,070,584 shares of common stock are being registered hereby in accordance with the registration rights under the FPA Settlement Agreements. On October 28, 2026, we agreed to issue an additional 569,375 shares of common stock to Polar pursuant to the terms of our FPA Settlement Agreement with Polar relating to Polar’s registration rights thereunder in lieu of cash payments. Such 569,375 shares of common stock are being registered hereby.

Warrants

Each whole Public Warrant and Merger Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will expire on July 18, 2028 at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. The Merger Warrants expire on July 18, 2028 at 5:00 p.m., Eastern Time or earlier upon redemption or liquidation. However, no Public Warrants or Merger Warrants will be exercisable for cash unless SunPower has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Public Warrants and Merger Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, warrant holders may, during any period when the Company shall have failed to maintain an effective registration statement, exercise Public Warrants and Merger Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act.

Pursuant to the warrant agreements, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. Upon the Closing, SunPower separated the units into shares of common stock and Public Warrants, and the Units stopped trading and were delisted from the New York Stock Exchange.

The Private Warrants are identical to the Public Warrants underlying the Units except that (i) each Private Warrant is exercisable for one share of common stock at an exercise price of $11.50 per share, and (ii) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

The Working Capital Warrants are identical to the Private Warrants.

Once the warrants become exercisable, SunPower may redeem the outstanding warrants (except as described herein with respect to the Private Warrants and Working Capital Warrants):

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth below based on the redemption date and the “fair market value” of common stock;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

●	if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described above adjacent to the caption “Exercise Price”), the Private Warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants, as described above.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and as described below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of shares of common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted.

Redemption Date	Fair Market Value of Common Stock
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our shares outstanding immediately after giving effect to such exercise.

Registration Rights

Pursuant to the Warrant Agreement dated February 25, 2021 between us and our Transfer Agent (the “Warrant Agreement”), we agreed to register the shares issuable upon exercise of the Warrants following the Closing of the Business Combination.

We, Freedom Acquisition I LLC, certain of our equity holders and certain of their respective affiliates, as applicable, and the other parties thereto, are party to an Amended and Restated Registration Rights Agreement, dated July 17, 2023 (the “A&R Registration Rights Agreement”), pursuant to which we granted customary registration rights to the parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act, certain of our securities held by the parties thereto.

The Sponsor and certain payees under certain of our outstanding indebtedness are entitled to certain registration rights relating to the Working Capital Warrants.

Demand Registration Rights under Forward Purchase Agreements, FPA Settlement Agreements and PIPE Subscription Agreements

Pursuant to the Forward Purchase Agreements, dated July 13, 2023, between the Company and the FPA Sellers, within 30 days after receipt of a written request from an FPA Seller, we are required to file a registration statement with the SEC registering the resale of all shares held by the applicable FPA Seller and to cause such registration statement to be declared effective. Pursuant to the FPA Settlement Agreements, dated July 17, 2026, the Company agreed to register the shares of common stock issued or issuable pursuant to the FPA Settlement Agreements. The FPA Sellers are also parties to Subscription Agreements dated July 13, 2023 with FACT that provided registration rights with respect to the subscribed shares.

Registration Rights Under Ayna Warrants

Pursuant to the warrant to purchase up to 6,000,000 shares of common stock (the “Ayna Warrant”) issued to Ayna.AI LLC (“Ayna”) on June 17, 2024, Ayna has piggy-back registration rights if we propose to register any of our common stock under the Securities Act in connection with a public offering of such securities solely for cash. Additionally, Ayna has Form S-3 demand registration rights if the Ayna Warrant has been exercised in full, we are eligible to use Form S-3, and Ayna requests that we file a Form S-3 registration statement with respect to all of the shares of common stock then held by Ayna. We filed such Form S-3 registration statement on December 30, 2024.

Pursuant to the Ayna 2026 Warrant, Ayna has demand and piggy-back registration rights with respect to the common stock issuable upon exercise of the Ayna 2026 Warrant.

Registration Rights Under Exchange Agreement

Pursuant to the Exchange Agreement dated July 1, 2024 between the Company, CSEF Holdings, LLC and its affiliates (“Carlyle”) and Kline Hill, we agreed to file a registration statement with respect to resale of 1,500,000 shares of common stock issued to Kline Hill and with respect to the shares of common stock issuable upon conversion of 12.00% Notes due 2029 issued to Kline Hill and Carlyle. We filed such Form S-3 registration statement with respect to the securities held by Kline Hill on December 30, 2024.

The White Lion Transaction Registration Rights Agreement

On July 16, 2024, we entered into the White Lion Purchase Agreement with White Lion (the “White Lion Purchase Agreement”). In connection with the White Lion Purchase Agreement, we entered into a registration rights agreement with White Lion providing for the resale of the shares purchased by White Lion under the White Lion Purchase Agreement. We completed the initial filing of such registration statement on July 24, 2024.

The Yorkville Registration Rights Agreements

On January 27, 2026, we entered into the SEPA with Yorkville. In connection with the SEPA, we entered into the RRA with Yorkville providing for the resale of the shares purchased by Yorkville under the SEPA and the Commitment Shares and the Conversion Shares. On March 6, 2026, we entered into the March 2026 YA RRA with Yorkville providing for the resale of the shares of our common stock issuable upon the exercise of the YA Debenture.

Registration Rights Under Note Purchase Agreements for 7.00% Notes due 2029

The note purchase agreements entered into by SunPower and certain purchasers of the 7.00% Notes require SunPower to file a registration statement with the SEC to register the resale of the maximum number of shares of common stock issuable upon conversion of the 7.00% Notes due 2029 and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing.

Registration Rights Under Note Purchase Agreements for 10.00% Convertible Senior Secured Notes due 2029; Registration Rights Under Exchange Agreements

The note purchase agreements entered into by SunPower and certain purchasers of the 10.00% Notes require SunPower to file a registration statement with the SEC to register the resale of the maximum number of shares of common stock issuable upon conversion of the 10% Notes and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing. Additionally, the exchange agreements entered into by SunPower and certain holders of its 7.00% Notes require SunPower to file a registration statement with the SEC to register the resale of the common stock issued pursuant to the exchange agreements and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing.

Registration Rights under Membership Interest Purchase Agreements

The Membership Interest Purchase Agreement that we entered into on September 21, 2025 with the Company, Chicken Parm Pizza LLC and Sunder Energy LLC provides that we are required to file an initial registration statement on Form S-1 with the SEC with respect to the shares of our common stock issued and issuable as consideration for the acquisition of Sunder Energy on or before the six month anniversary of the closing date of the transactions under such Membership Interest Purchase Agreement.

The Membership Interest Purchase Agreement that we entered into on November 21, 2025 with Ambia Holdings, Inc. and Ambia Energy, LLC provides that we are required to file an initial registration statement on Form S-1 with the SEC with respect to the shares of our common stock issued and issuable as consideration for the acquisition of Ambia Energy within 10 calendar days after we file an amendment to our Current Report on Form 8-K to file the financial statements required to be filed by SunPower pursuant to Item 9.01(a)(3) of Current Report Form 8-K in respect of the transactions contemplated by the Ambia Membership Interest Purchase Agreement.

Registration Rights under Exchange Agreements

The Exchange Agreements between the holders of certain of the 7.0% Notes, 10.0% Notes and 12.0% Notes provide that we are required to file registration statement registering the Exchange Shares on or before July 15, 2026 and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after filing.

Registration Rights under Purchase Agreements

Pursuant to the Purchase Agreements, the Company agreed to prepare and file a resale registration statement for the Purchase Agreement Shares with the Securities and Exchange Commission and to use reasonable best efforts to cause such registration statement declared effective as promptly as possible after the filing thereof. The Company has not received any demands from holders of Purchase Agreement Shares as a result of the delay in filing this Registration Statement with respect to the Purchase Agreement Shares.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Among other things, the Governing Documents:

●	authorize our Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

●	provide that the authorized number of directors may be changed only by resolution of our Board;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

●	provide that Special Meetings of SunPower’s stockholders may be called by the chairperson of our Board, the chief executive officer or by our Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

●	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of all of the then-outstanding capital stock entitled to vote generally in the election of directors. The combination of these provisions will make it more difficult for the existing stockholders to replace our Board as well as for another party to obtain control of SunPower by replacing our Board. Because the our Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce SunPower’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for SunPower’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of common stock.

Delaware Anti-Takeover Law

SunPower opted out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to the date of the transaction, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of our voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the consummation of the transaction, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 20% or more of our outstanding voting stock. These provisions may encourage companies interested in acquiring SunPower to negotiate in advance with our Board because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the SunPower Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on SunPower’s behalf;

●	any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of SunPower’s directors, officers, or other employees to SunPower or our stockholders;

●	any action or proceeding asserting a claim against SunPower or any of our directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws;

●	any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder);

●	any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

●	any action or proceeding asserting a claim against SunPower or any of our directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Certificate of Incorporation further provides that, unless SunPower consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive forum provision. Additionally, the Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

Continental Stock Transfer & Trust Company is the transfer agent for common stock and the warrant agent for the Warrants.

Listing of Common Stock and Warrants

Our common stock and Public Warrants are listed on Nasdaq under the symbols “SPWR” and “SPWRW,” respectively.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of up to 103,109,005 Purchase Agreement Shares and up to 5,639,952 FPA Shares. The shares of common stock offered by this prospectus are being offered by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold or distributed from time to time by the Selling Securityholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Securityholders may be less than or in excess of customary commissions. Neither we nor the Selling Securityholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Securityholders.

The Selling Securityholders, and any broker-dealers or agents that participate in the distribution of the Shares, may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Certain of the Selling Securityholders, including Mr. Rodgers and his affiliates and certain of our other directors, are our affiliates. Any Selling Securityholder that is deemed to be an underwriter will be subject to the prospectus delivery requirements of the Securities Act and to the liability provisions of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. We have been advised that none of the Selling Securityholders has an agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We know of no existing arrangements between any of the Selling Securityholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Securityholders, any compensation paid by the Selling Securityholders to any such brokers, dealers, underwriters or agents, and any other required information.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Offered Securities by this prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Securityholders.

Our common stock is currently listed on The Nasdaq Global Market under the symbol “SPWR”.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Arnold & Porter Kaye Scholer LLP, New York, New York.

EXPERTS

The consolidated financial statements of SunPower Inc. (the “Company”) as of December 28, 2025 and December 29, 2024 and for the fiscal years then ended incorporated in this prospectus by reference have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The financial statements of Sunder Energy LLC as of and for the years ended December 31, 2024 and 2023 incorporated in this prospectus and in the Registration Statement by reference have been so included in reliance on the report of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding Sunder Energy LLC’s ability to continue as a going concern.

The audited financial statements of Ambia Energy, LLC as of and for the fiscal year ended December 31, 2024 incorporated in this prospectus by reference have been so included in reliance upon the report of Tanner LLP, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits. For further information about us and the shares of common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements in this prospectus regarding the contents of any contract or other document are summaries only and are qualified in their entirety by reference to the copy of such contract or document filed as an exhibit to the registration statement.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We also maintain a website at www.sunpower.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-40117) (other than any portions of such filings that are furnished, rather than filed, pursuant to SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed with the SEC on April 14, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 29, 2026, filed with the SEC on May 19, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended June 28, 2026, filed with the SEC on August 21, 2026;

●	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 28, 2026;

●	our Current Reports on Form 8-K (in each case excluding any information furnished rather than filed) filed on January 12, 2026, January 30, 2026, February 2, 2026, February 5, 2026, March 11, 2026, March 30, 2026, April 14, 2026, April 14, 2026 (excluding Item 7.01 thereof and Exhibit 99.1 thereto), April 22, 2026 (excluding Item 7.01 thereof and Exhibits 99.1 and 99.2 thereto), April 29, 2026, May 12, 2026 (excluding Item 7.01 thereof and Exhibit 99.1 thereto), May 22, 2026, July 1, 2026 (excluding Item 7.01 thereof and Exhibit 99.1 thereto), July 7, 2026, July 14, 2026, July 22, 2026, July 22, 2026, August 10, 2026, August 28, 2026, September 3, 2026 (excluding Item 7.01 thereof and Exhibit 99.1 thereto), September 17, 2026, and October 30, 2026, and the Amendments to Current Report on Form 8-K/A, filed on January 9, 2026, amending the Current Report on Form 8-K filed on September 26, 2025, and January 13, 2026, amending the Current Report on Form 8-K filed on November 24, 2025; and

●	the description of capital stock set forth in the Description of Registrant’s Securities, filed as Exhibit 4.8 to the Annual Report on Form 10-K for the fiscal year ended December 29, 2024, filed on April 30, 2025.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: SunPower Inc., 1403 N. Research Way, Orem, Utah 84097, Attention: Corporate Secretary, telephone (877) 299-4943. You may also access the documents incorporated by reference into this prospectus, free of charge, on our website at www.sunpower.com or on the SEC’s website at www.sec.gov.

MATERIAL CHANGES

Other than as described in this prospectus (including under “Prospectus Summary — Recent Developments” and “Risk Factors”) and in the documents incorporated by reference herein, there have been no material changes in our affairs that have occurred since the end of the fiscal year covered by our Annual Report on Form 10-K for the fiscal year ended December 28, 2025 that have not been described in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed under the Exchange Act and incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$2,119
Accountants’ fees and expenses	$50,000
Legal fees and expenses	50,000
Printing fees	10,000
Miscellaneous	10,000
Total expenses	$122,119

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling securityholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, as estimated in the table above.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our Charter provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

The Company has not sold any securities within the past three years which were not registered under the Securities Act, except as set forth below. The registrant believes that, unless otherwise noted, all of the transactions described in this Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

1.	Forward Purchase Agreements

In July 2023, FACT and Legacy Complete Solaria, Inc. entered into FPAs with each of (i) Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP; Freedom Acquisition I Corp. (collectively, “Meteora”); (ii) Polar Multi-Strategy Master Fund (“Polar”), and (iii) Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP (collectively, “Sandia” and each individually, an “FPA Seller”, and collectively, the “FPA Sellers”). Pursuant to the terms of the FPAs, the FPA Sellers may purchase through a broker in the open market, from holders of Shares other than the Company or affiliates thereof, shares of common stock (the “FPA Shares”). While the FPA Sellers have no obligation to purchase any FPA Shares under the FPAs, the aggregate total FPA Shares that may be purchased under the FPAs shall be no more than 6,720,000 in aggregate. The FPA Sellers may not beneficially own greater than 9.9% of issued and outstanding FPA Shares following the Mergers as per the Amended and Restated Business Combination Agreement. The key terms of the forward contracts are as follows:

●	The FPA Sellers can terminate the transaction following the Optional Early Termination (“OET”) Date which shall specify the quantity by which the number of shares is to be reduced (such quantity, the “Terminated Shares”). Seller shall terminate the transaction in respect of any shares sold on or prior to the maturity date. The counterparty is entitled to an amount from the seller equal to the number of terminated shares multiplied by a reset price. The reset price is initially $10.56 (the “Initial Price”) and is subject to a $5.00 floor.

●	The FPAs contains multiple settlement outcomes. Per the terms of the agreements, the FPAs will (1) settle in cash in the event the Company is due cash upon settlement from the FPA Sellers or (2) settle in either cash or shares, at the discretion of the Company, should the settlement amount adjustment exceed the settlement amount. Should the Company elect to settle via shares, the equity will be issued in SunPower common stock, with a per share price based on the volume-weighted average price (“VWAP”) Price over 15 scheduled trading days. The magnitude of the settlement is based on the Settlement Amount, an amount equal to the product of: (1) Number of shares issued to the FPA Seller pursuant to the FPA, less the number of Terminated Shares multiplied by (2) the VWAP price over the valuation period. The Settlement amount will be reduced by the Settlement Adjustment, an amount equal to the product of (1) number of shares in the pricing date notice, less the number of terminated shares multiplied by $2.00.

●	The settlement occurs as of the valuation date, which is the earlier to occur of (a) the date that is two years after the date of the Closing Date of the Mergers (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which valuation date shall not be earlier than the day such notice is effective) after the occurrence of certain triggering events; and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least 6 months after the Closing Date, the VWAP price is less than the then applicable reset price.

On December 18, 2023, we and the FPA Sellers entered into separate amendments to the FPA (the “FPA Amendments”). The FPA Amendments lowered the reset floor price of each FPA from $5.00 to $3.00 and allow us to raise up to $10.0 million of equity from existing stockholders without triggering certain anti-dilution provisions contained in the FPA; provided, the insiders pay a price per share for their initial investment equal to the closing price per share as quoted on the Nasdaq on the day of purchase; provided, further, that any subsequent investments are made at a price per share equal to the greater of (a) the closing price per share as quoted by Nasdaq on the day of the purchase or (b) the amount paid in connection with the initial investment.

On May 7 and 8, 2024, respectively, we entered into and executed separate amendments to the FPAs (collectively the “Second Amendments”) with Sandia (the “Sandia Second Amendment”) and Polar (the “Polar Second Amendment”). The Second Amendments lowered the reset price of each FPA from $3.00 to $1.00 per share and amended the VWAP Trigger Event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share”.

On June 14, 2024, we entered into and executed an amendment to the FPA with Sandia (the “Sandia Third Amendment”). The Sandia Third Amendment set the reset price of each FPA to $1.00 per share and amended the VWAP trigger event provision to read as “After December 31, 2024, an event that occurs if the VWAP Price, for any 20 trading days during a 30 consecutive trading day-period, is below $1.00 per Share.”

On July 17, 2024, we entered into an amendment to the FPA with Polar pursuant to which we and Polar agreed that Section 2 (Most Favored Nation) of the FPA is applicable to all 2,450,000 shares subject to the FPA.

On July 15, 2025, SunPower and Meteora entered into an amendment to the Forward Purchase Agreement between Meteora and SunPower, and on July 16, 2025, SunPower and Sandia entered into an amendment to the Forward Purchase Agreement between Sandia and SunPower (collectively, the “Further FPA Amendments”). The Further FPA Amendments extend the valuation date to the earliest to occur of (a) July 17, 2026, (b) the date specified by the applicable Seller in a written notice to be delivered to the Company at such Seller’s discretion (which valuation date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP trigger event (x) a delisting event, (y) a registration failure or (z) unless otherwise specified therein, upon any additional termination event and (c) 90 days after delivery by SunPower of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurs at least six months after the closing date of the transactions under the Amended and Restated Business Combination Agreement, dated as of May 26, 2023, among Freedom, the Company and the other parties thereto, the VWAP price is less than the then applicable reset price, provided that a registration statement was effective and available for the entire measurement period and remains continuously effective and available during the entire 90 day notice period.

The Further FPA Amendments further amend the definition of “Settlement Amount Adjustment” to provide that if the expected settlement amount determined by the VWAP price over the 15 scheduled trading days ending on but excluding the valuation date exceeds the settlement amount adjustment, then the settlement amount adjustment shall be deemed to be zero, and that if the settlement amount adjustment exceeds the settlement amount, then the settlement amount adjustment shall be paid, at SunPower’s option, in cash or shares of SunPower’s common stock.

The Further FPA Amendments also amend the definition of “Cash Settlement Payment Date” to provide that if the settlement adjustment amount exceeds the settlement amount, SunPower shall remit to the applicable seller the difference between (i) the settlement amount adjustment and (ii) the settlement amount. The Further FPA Amendments further provide that the settlement amount will be used solely as a calculation mechanism to determine any liability SunPower may owe to the Seller via the settlement amount adjustment, and notwithstanding anything to the contrary herein, the Seller shall not be required to remit the settlement amount to SunPower or return any portion of the prepayment amount.

On July 17, 2026, the Company entered into OTC Equity Prepaid Forward Transaction Settlement Agreements (the “FPA Settlement Agreements”) with each of the FPA Sellers. The FPA Settlement Agreements memorialize the agreements between the Company and each FPA Seller with respect to (i) the settlement amount adjustment payable by the Company under the Forward Purchase Agreements, (ii) the Company’s election to pay the settlement amount adjustments by issuing an initial 17,900,462 shares of common stock on July 17, 2026 in the aggregate, (iii) certain mechanics for determining whether any further shares of common stock are issuable as a result of the trading price of the common stock during the valuation period under the FPA Settlement Agreements and the Forward Purchase Agreements, and (iv) in the case of one FPA Seller, the obligation to make monthly cash amortization payments of $50,000 beginning on October 31, 2026 if such FPA Seller has not realized its full settlement amount adjustment through the sale of shares of common stock on or before such date. In September 2026, as a result of the adjustment provisions in the FPA Settlement Agreements, the Company issued 10,282,999 additional shares of common stock in the aggregate to Meteora and Polar. Subsequently, in October 2026, the Company issued a further 5,639,952 shares of common stock in the aggregate to Meteora and Polar pursuant to the terms of the FPA Settlement Agreements.

2.	Simple Agreement for Future Equity (“SAFE”) Agreements

First SAFE

On January 31, 2024, we entered into a SAFE (“First SAFE”) with the Rodgers Massey Freedom and Free Markets Charitable Trust (the “SAFE Purchaser”) in connection with the Purchaser investing $1.5 million in the Company.

On April 21, 2024, we entered into an amendment (“First SAFE Amendment”) that converted the First SAFE investment of $1.5 million into 4,166,667 shares of our common stock.

Second SAFE

On February 15, 2024, we entered into a second SAFE (the “Second SAFE”) with the SAFE Purchaser, in connection with the SAFE Purchaser investing $3.5 million in the Company.

On April 21, 2024, we entered into an amendment (“Second SAFE Amendment”) that converted the Second SAFE investment of $3.5 million into 9,722,222 shares of our common stock.

Third SAFE

On May 13, 2024, we entered into a third SAFE (the “Third SAFE”) with the SAFE Purchaser, in connection with the Purchaser investing $1.0 million in the Company. The Third SAFE was converted and exchanged into $1.0 million principal amount of our 10.0% Notes.

April 2026 SAFE

On April 8, 2026, the Company entered into a Simple Agreement for Future Equity (the “April 2026 SAFE”) with the SAFE Purchaser in connection with the SAFE Purchaser investing $5.0 million in the Company. The April 2026 SAFE was converted and exchanged into $5.0 million principal amount of the 10.0% Notes.

August 2026 Foris SAFE

On August 4, 2026, the Company entered into a Simple Agreement for Future Equity (the “August 2026 Foris SAFE”) with Foris Ventures, LLC (“Foris”) in connection with its investment of $3,500,000 (the “Purchase Amount”) in the Company. The August 2026 Foris SAFE was exchanged into 13,774,105 shares of our common stock in the September 2026 Common Stock Financing (as defined below).

August Purchaser 2026 SAFE

On August 24, 2026, the Company entered into a Simple Agreement for Future Equity (the “August 2026 Purchaser SAFE”) with the SAFE Purchaser in connection with the SAFE Purchaser’s investment of $2,000,000 in the Company. On September 4, 2026, the Second August 2026 SAFE was exchanged into 7,870,917 shares of common stock in the September 2026 Common Stock Financing (as defined below).

3.	12% Convertible Senior Notes

In July 2024, we issued $46.0 million of 12% convertible senior notes due 2029 (the “July 2024 12% Notes”) to various lenders, including in connection with the exchange agreement transactions summarized below. Of the July 2024 12% Notes, $18.0 million were issued in exchange for the cancellation of indebtedness as discussed below, which amount included $10.0 million issued to a strategic investor identified by us as a related party. The July 2024 12% Notes also included $18.0 million issued to a related party affiliated with Thurman J. Rodgers (our Chief Executive Officer), Rodgers Massey Revocable Living Trust. The July 2024 12% Notes bear interest at 12% per annum and mature on July 1, 2029. The interest rate increases by 3% in the event of default. The July 2024 12% Notes are convertible into shares of our common stock at the option of the holder at a conversion rate and initially equal to 595.2381 shares of common stock per $1,000 principal amount of the July notes. The July 2024 12% Notes may be declared due and payable at the option of the holder upon event of default and upon a qualifying change of control event.

Further, on July 10, 2025, we issued an additional $5.0 million principal amount of 12% convertible senior notes due 2029 to a trust controlled by Mr. Rodgers. Such notes have terms substantially similar to the July 2024 12% Notes; provided that the 12% notes issued on July 10, 2025 have an initial conversion rate equal to 558.6592 shares of common stock per $1,000 principal amount of such notes. On November 20, 2025 we issued a further $2.0 million principal amount of 12% convertible senior notes due 2029 to a trust controlled by Mr. Rodgers. Such notes have terms substantially similar to the July 2024 12% Notes; provided that the 12% notes issued on July 10, 2025 have an initial conversion rate equal to 626.9592 shares of common stock per $1,000 principal amount of such notes. Further, on January 29, 2026, we issued an additional $3.3 million principal amount of 12% convertible senior notes due 2029 to a trust controlled by Mr. Rodgers. Such notes have terms substantially similar to the July 2024 12% Notes; provided that the 12% notes issued on January 29, 2026 have an initial conversion rate equal to 540.5405 shares of common stock per $1,000 principal amount of such notes.

4.	Exchange Agreement Transactions

On July 1, 2024, we entered into an Exchange Agreement (the “2024 Exchange Agreement”) with CSEF Holdings, LLC and its affiliates (“Carlyle”) and Kline Hill (as defined below) providing for:

(i)	the cancellation of all indebtedness, inclusive of the CS Solis Debt, owed to Carlyle by the Company, termination of all debt instruments by and between the Company and Carlyle (through the transfer of Carlyle’s interest in CS Solis, LLC, to the Company), and the satisfaction of all obligations owed to Carlyle by the Company under the terminated debt instruments;

(ii)	the issuance of a note for the principal amount of $10.0 million to Carlyle as part of the 12% Notes;

(iii)	the cancellation of all indebtedness owed to Kline Hill Partners Fund LP, a Delaware limited partnership (“Kline Fund”), Kline Hill Partners IV SPV LLC, a Delaware limited liability company (“Kline Partners”) and Kline Hill Partners Opportunity IV SPV LLC, a Delaware limited liability company (“Kline Opportunity” and together with Kline Fund and Kline Partners, “Kline Hill”), by the Company, termination of all debt instruments by and between the Company and Kline Hill, including certain senior subordinated convertible secured notes issued by Solaria in 2018 (the “2018 Bridge Notes”), a revolving loan and a secured credit facility, and the satisfaction of all obligations owed to Kline Hill by the Company under the terminated debt instruments;

(iv)	the issuance of a note for the principal amount of $8.0 million to Kline Hill as part of the 12% Notes; and

(v)	the issuance of 1,500,000 shares of common stock to Kline Hill (the “Shares”)

5.	7% Convertible Senior Notes, Exchange Transaction

In September 2024, we issued $66.8 million of our 7% convertible senior notes due 2029 (the “7% Notes”) to various lenders, $8.0 million of which were issued to a related party. In December 2024, we issued additional 7% Notes for cash proceeds of $13.0 million, and we issued an additional $0.2 million of the 7% Notes in the thirteen weeks ended March 30, 2025. On September 23, 2025, we issued $22.0 million aggregate principal amount of the 7% Notes for net proceeds to us of $19,800,000, which net proceeds were used to pay a portion of the purchase price for the Sunder Acquisition. The 7% Notes bear interest at 7% per annum and mature on July 1, 2029. The 7% Notes are initially convertible into 467.8363 shares of common stock per $1,000 principal amount of 7% Notes, subject to the adjustment provisions, including make-whole adjustment terms, included in the 7% Notes. The 7% Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event.

Effective April 23, 2026, we entered into separately- and privately- negotiated exchange agreements (the “7.0% Notes Exchange Agreements”) with certain holders of the 7% Notes to repurchase $21,250,000 aggregate principal amount of outstanding 7% Notes in exchange for (i) an aggregate of 18,805,310 shares of common stock and (ii) approximately $456,438 of accrued interest payable under the exchanged 7% Notes.

6.	July 2023 Common Stock Warrants

In July 2023, the Company issued a warrant to a third-party service provider to purchase 38,981 shares of the Company’s common stock in exchange for services. The warrant is exercisable at a price of $0.01 per share and has an expiration date of July 2028.

7.	Warrant Consideration

In July 2023, in connection with the Mergers, the Company issued 6,266,572 warrants to purchase SunPower common stock to holders of Legacy Complete Solaria Redeemable Convertible Preferred Stock, Legacy Complete Solaria Common Stock. The exercise price of the common stock warrants is $11.50 per share and the warrants expire 10 years from the date of the Mergers. The warrant consideration was issued as part of the close of the Mergers and was recorded within additional paid-in capital, net of the issuance costs of the Mergers.

8.	Ayna Warrants

On June 17, 2024, a warrant to purchase shares of the Company’s common stock (“Ayna Warrant”) was issued to Ayna.AI LLC (“Ayna”) for the purchase of 6,000,000 shares of the Company’s common stock at an exercise price per share of $0.01, subject to the provisions and upon the terms and conditions set forth in the Ayna Warrant. The Ayna Warrant became fully exercisable for the 6,000,000 shares of the Company’s common stock on September 9, 2024. The Ayna Warrant was exercised in full for cash of $60,000 in January 2025.

A warrant to purchase shares of the Company’s common stock (the “Ayna 2026 Warrant”) was issued to Ayna for the purchase of 380,000 shares of the Company’s common stock at an exercise price per share of $0.01, subject to the provisions and upon the terms and conditions set forth in the Ayna 2026 Warrant. The Ayna 2026 Warrant was fully exercisable for the 380,000 shares of the Company’s common stock on June 29, 2026.

9.	Ambia Acquisition Shares

On November 21, 2025, the Company entered into a Membership Interest Purchase Agreement (the “Ambia MIPA”) with Ambia Energy LLC (“Ambia”) and Ambia Holdings, Inc., the sole member of Ambia (“Ambia Holdings”) to acquire Ambia (the “Ambia Acquisition”). the Company acquired all of the outstanding membership interests of Ambia from Ambia Holdings for: (a) 10,243,924 shares of common stock of the Company (the “Ambia Closing Consideration Shares”), issued at the Ambia Closing to Ambia Holdings; and (b) an agreement to issue an additional 9.375 million of shares of the Company’s common stock on each of the six-month anniversary of the Ambia Closing and the 12-month anniversary of the Ambia Closing (collectively such additional shares of common stock, the “Deferred Ambia Consideration Shares”). The issuance of the Deferred Ambia Consideration Shares was subject to approval by the Company’s stockholders following the Ambia Closing. On March 25, 2026, the Company’s stockholders approved the issuance of the Deferred Ambia Consideration Shares.

10.	Sunder Acquisition Shares

On September 21, 2025, a subsidiary of the Company entered into a Membership Interest Purchase Agreement (“Sunder MIPA”) with Sunder Energy LLC (“Sunder”) and the seller, Chicken Parm Pizza LLC (“Seller/Member”), the sole member of Sunder. On September 24, 2025 (“Sunder Closing”), the Company completed the acquisition of the membership interests of Sunder (the “Sunder Acquisition”). Per the terms of the Sunder MIPA, the Company acquired all of the outstanding membership interest of Sunder for (1) $20.7 million in cash, subject to certain working capital and other adjustments; (2) a promissory note to the Member in the principal amount of $20.0 million (described below); and (3) 10.0 million shares of the Company’s common stock (valued at the closing share price on September 24, 2025, of $1.71 per share), consisting of (i) 3,333,334 shares of the Company’s common stock issued at the Sunder Closing and (ii) subject to approval of such issuances by the Company’s stockholders, (x) 3,333,333 shares of the Company’s common stock to be issued on the 12-month anniversary of the Sunder Closing and (y) 3,333,333 shares of the Company’s common stock to be issued on the 18-month anniversary of the Sunder Closing (“Deferred Sunder Consideration Shares”). On March 25, 2026, the Company’s stockholders approved the issuance of the Deferred Sunder Consideration Shares.

11.	Cantor Warrant

In July 2024, the Company issued a warrant to a third-party service provider to purchase 3,066,141 shares of the Company’s common stock in exchange for services provided in the issuance of the 12% Notes. This warrant was immediately exercisable at a price of $1.68 per share and has an expiration date in July 2029.

12.	White Lion Equity Line of Credit

On July 16, 2024, we entered into a common stock purchase agreement with White Lion Capital, LLC (“White Lion”), as amended (“White Lion SPA”), and a related registration rights agreement for an equity line of credit financing facility, with a total commitment amount of $55,000,000. As of March 29, 2026, the Company had issued an aggregate of 11.5 million shares of the Company’s common stock for total proceeds of $20.4 million.

13.	Sunder Seller Note

On September 24, 2025, SunPower issued a promissory note in the principal amount of $20,000,000 (as amended, the “Seller Note”) to the selling equity holder in the Sunder Acquisition (“CPP”). On April 21, 2026, the Company entered into a Note Purchase Agreement with CPP (the “CPP Note Purchase Agreement”) that provides for the following in exchange for the outstanding Seller Note (in addition to the issuance of $10,000,000 principal amount of 10% Notes (as defined below) to CPP): (i) the Company’s payment of $4,000,000 in cash to CPP at the closing under the CPP Note Purchase Agreement and (ii) the amendment and restatement of the outstanding Seller Note. As amended, the Seller Note has a principal amount of $7,000,000 and bears interest at 7.0% per annum, compounded quarterly; provided, however, the interest rate will increase to 10.0% per annum on May 15, 2026. The outstanding principal and accrued interest under the Seller Note will be paid in four payments in October 15, 2026, November 15, 2026, December 15, 2026 and January 15, 2027, as set forth in the repayment schedule attached to the Seller Note. The Seller Note will mature on the earlier of January 31, 2027 and the date on which all amounts under the Seller Note otherwise become due and payable; provided, however, if certain restrictive provisions under the YA Debenture (as defined below) (the “Restrictive Provisions”) prohibit the Company from making payments on the Seller Note, then the maturity date will be the earlier of (i) the date that is two business days after the date on which the Restrictive Provisions no longer apply and (ii) January 31, 2027. The Seller Note is an unsecured obligation of the Company. The Seller Note must also be repaid in the event of a change of control of the Company or the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries. The Seller Note includes customary events of default, including: (a) the Company’s failure to pay the Seller Note when due, (b) the Company’s voluntary or involuntary bankruptcy, (c) the Company’s liquidation or dissolution, (d) a change of control of the Company, (e) the Company’s material breach of the covenants applicable to the Company under the Seller Note, subject to applicable cure periods, and (f) if any of the Company’s representations or warranties made in the Seller Note were untrue in any material respect when made. The Seller Note also provides that the Company will use its reasonable best efforts to solicit the consent and waiver from the requisite holders of the 7.00% Notes (as defined below) required to grant a security interest and lien in the Company’s assets to secure the Company’s obligations under the Seller Note. If such consent and waiver is obtained, the Company and the Member with negotiate, execute and deliver a separate security agreement with respect to such security interest and lien.

14.	Yorkville SEPA & Convertible Note

On January 27, 2026, the Company entered into a standby equity purchase agreement (the “SEPA”) with YA II PN, LTD (“Yorkville”) and a related registration rights agreement for an equity line of credit financing facility. Under the SEPA, the Company issued 175,000 shares as a commitment fee to Yorkville, and delivered to Yorkville a convertible promissory note, convertible into shares of the Company’s common stock, in the original principal amount of $1,900,000 on January 27, 2026.

On March 6, 2026, the Company entered into a further Purchase Agreement pursuant to which Yorkville purchased and the Company issued a convertible debenture in the principal amount of $10.0 million (the “YA Debenture”). At the closing under such purchase agreement, we issued the YA Debenture to Yorkville in the original principal amount of $10.0 million for a purchase price of $9.0 million, less certain fees payable under the applicable purchase agreement. Yorkville may convert any portion of the outstanding balance under the YA Debenture into shares of the Company’s common stock at an adjusted fixed price of $1.64 per share (the “Fixed Price”). Additionally, at any time on or after any Installment Date (as defined in the YA Debenture), Yorkville may convert any portion of any due and unpaid Installment Amount (as defined in the YA Debenture) outstanding under the YA Debenture into shares of our common stock at a price equal to 95% of the volume weighted average price of our common stock during the five trading days prior to the conversion date (but the conversion price will not be lower than the “Floor Price” then in effect). On April 21, 2026, in connection with the Company’s offering of its 10% Notes (as defined below) due 2029, the Company and Yorkville entered into a letter agreement (the “YA Letter”). Pursuant to the YA Letter, the Company agreed to voluntarily prepay $5,000,000 of the outstanding principal amount of YA Debenture, resulting in a revised outstanding principal balance under the YA Debenture of $5,000,000.

15.	10% Convertible Senior Secured Notes and Related Transactions

On April 23, 2026, the Company issued $41.0 million aggregate principal amount of its 10% convertible secured senior notes due 2029 (the “10% Notes”) to various lenders, $6.0 million of which were issued to a related party. On May 20, 2026, the Company issued a further $5,000,000 aggregate principal amount of 10% Notes to an additional lender. The 10% Notes bear interest at 10% per annum and mature on May 1, 2029. The 10% Notes are initially convertible into 610.3143 shares of common stock per $1,000 principal amount of 10% Notes, subject to the adjustment provisions, including make-whole adjustment terms, included in the 10% Notes, subject to a maximum conversion rate of 884.9557 shares of common stock per $1,000 principal amount of 10% Notes. The 10% Notes may be declared due and payable at the option of the holder upon an event of default and upon a qualifying change of control event. The 10% Notes are not redeemable by the Company.

On May 19, 2026, the Company issued an additional $5.0 million principal amount of the 10% Notes to Foris.

16.	Exchange Agreements

On June 29, 2026 and June 30, 2026 the Company entered into separately- and privately- negotiated agreements (the “Exchange Agreements”) with certain holders of its 7.0% Notes, 12.0% Notes and 10.0% Notes. Pursuant to the Exchange Agreements, the applicable holders of Notes agreed to exchange (the “Exchange”) approximately $10.7 million of cash interest otherwise payable on July 1, 2026, October 1, 2026 and January 1, 2027 (the “Exchanged Interest Amounts”) for 19,300,991 shares (the “Exchange Shares”) of the Company’s common stock. The transactions under the Exchange Agreements closed on, and the Exchange Shares were issued on, July 1, 2026. As a result of the Exchange, the Exchanged Interest Amounts will not be payable in cash by the Company on the applicable payment dates under the Notes.

17.	September 2026 Common Stock Financing

On September 2, 2026, the Company entered into separately- and privately-negotiated securities purchase agreements (collectively, the “Purchase Agreements”) with various accredited investors (the “September 2026 Purchasers”), including entities affiliated with Thurman J. Rodgers, William Anderson, J. Daniel McCranie and Devin Whatley, as well as Foris (collectively, the “Affiliate Investors”) pursuant to which the Company issued and sold 103,109,005 shares of common stock in separately negotiated private placement transactions for gross proceeds of approximately $26.2 million (the “September 2026 Common Stock Financing”), including amounts funded under the August 2026 Foris SAFE and the August 2026 Purchaser SAFE.. This transaction closed on September 4, 2026.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date
2.1	Amended and Restated Business Combination Agreement, dated as of May 26, 2023, by and among Freedom Acquisition I Corp., Jupiter Merger Sub I Corp., Jupiter Merger Sub II LLC, Complete Solar Holding Corporation, and The Solaria Corporation	S-4	333-269674	2.1	2023-05-31
2.2	Agreement and Plan of Merger, dated as of October 3, 2022, by and between Complete Solar Holding Corporation, Complete Solar Midco, LLC, Complete Solar Merger Sub, Inc., The Solaria Corporation, and Fortis Advisors LLC	S-4	333-269674	2.4	2023-02-10
2.3	Asset Purchase Agreement dated September 19, 2023, by and among Complete Solaria, Inc., SolarCA, LLC, and Maxeon Solar Technologies, Ltd.	8-K	001-40117	2.1	2023-09-21
3.1	Certificate of Incorporation of the Company	8-K	001-40117	3.1	2023-07-21
3.2	Certificate of Amendment to Certificate of Incorporation of SunPower Inc.	8-K	001-40117	3.1	2025-10-22
3.3	Second Amended and Restated Bylaws of SunPower Inc.	8-K	001-40117	3.2	2025-10-22
4.1	Form of Replacement Warrant	8-K	001-40117	4.1	2023-10-12
4.2	Form of First Amendment to Replacement Warrant	8-K	001-40117	4.2	2023-10-12
4.3	Amended and Restated Registration Rights Agreement, dated July 18, 2023, by and among the Company and certain other stockholders party thereto	8-K	001-40117	4.1	2023-07-24
4.4	Warrant Agreement, dated February 25, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent	8-K	001-40117	4.1	2021-03-02
4.5	Exchange Agreement, dated July 1, 2024, among the Company and the purchasers party thereto	8-K	001-40117	10.1	2024-07-08
4.6	Form of 12.0% Convertible Senior Note due 2029	8-K	001-40117	10.2	2024-07-08
4.7	Form of Seller Note	8-K	001-40117	10.2	2025-09-22
4.8	Form of 7.0% Convertible Senior Note due 2029	8-K	001-40117	4.2	2024-09-26
4.9	Form of Indenture	S-3	333-283948	4.13	2024-12-20
4.10	Convertible Promissory Note dated July 10, 2025	8-K	001-40117	4.1	2025-07-16
4.11	Indenture, dated September 16, 2024, between the Company and U.S. Bank Trust Company, National Association	8-K	001-40117	4.1	2024-09-26
4.12	Form of Physical Note for 7.00% Convertible Senior Notes due 2029	8-K	001-40117	4.2	2024-09-26
4.13	Description of Capital Stock	10-K	001-40117	4.8	2025-04-30
4.14	Convertible Promissory Note dated November 20, 2025	8-K	001-40117	4.2	2025-11-24
4.15	Convertible Promissory Note dated January 29, 2026	8-K	001-40117	4.1	2026-01-30
4.16	Indenture dated April 23, 2026 between SunPower Inc., the Guarantor party thereto and U.S. Bank Trust Company, National Association+	8-K	001-40117	4.1	2026-04-29
4.17	Form of 10.00% Convertible Senior Secured Note due 2029	8-K	001-40117	4.2	2026-04-22
4.18	Amended and Restated Promissory Note dated April 23, 2026 issued to Chicken Parm Pizza LLC	8-K	001-40117	4.2	2026-04-29
5.1*	Opinion of Arnold & Porter Kaye Scholer LLP
10.1	Form of Indemnification Agreement	8-K	001-40117	10.23	2023-07-24
10.2	Forward Purchase Agreement, dated July 13, 2023, between Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP; Freedom Acquisition I Corp.; and Complete Solaria, Inc.	8-K	001-40117	10.24	2023-07-24
10.3	Forward Purchase Agreement, dated July 13, 2023, between Polar Multi-Strategy Master Fund; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.25	2023-07-24
10.4	Forward Purchase Agreement, dated July 13, 2023, between Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.26	2023-07-24
10.5	FPA Funding Amount Pipe Subscription Agreements dated July 13, 2023, between Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP; Freedom Acquisition I Corp.; and Complete Solaria, Inc.	8-K	001-40117	10.27	2023-07-24
10.6	FPA Funding Amount Pipe Subscription Agreements dated July 13, 2023, between Polar Multi-Strategy Master Fund; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.28	2023-07-24

10.7	FPA Funding Amount Pipe Subscription Agreements, dated July 13, 2023, between Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.29	2023-07-24
10.8	New Money Pipe Subscription Agreements dated July 13, 2023, between Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP; Freedom Acquisition I Corp.; and Complete Solaria, Inc.	8-K	001-40117	10.30	2023-07-24
10.9	New Money Pipe Subscription Agreements, dated July 13, 2023, between Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP, and Pinebridge Partners Master Fund, LP; Freedom Acquisition I Corp. and Complete Solaria, Inc.	8-K	001-40117	10.31	2023-07-24
10.10	Form of Subscription Agreement	8-K	001-40117	10.32	2023-07-24
10.11	Form of Subscription Agreement	8-K	001-40117	10.1	2023-07-14
10.12	Promissory Note dated July 10, 2023, issued by Freedom Acquisition I Corp. to Freedom Acquisition I LLC	8-K	001-40117	10.1	2023-07-11
10.13	Consent to Business Combination Agreement, dated July 9, 2023.	8-K	001-40117	10.1	2023-07-10
10.14#	2023 Incentive Equity Plan, as amended	S-1	333-292713	10.14	2026-01-14
10.15#	Forms of Option Grant Notice and Option agreement and Global RSU Grant Notice and Agreement	8-K	001-40117	10.6	2023-07-24
10.16#	2023 Employee Stock Purchase Plan	8-K	001-40117	10.7	2023-07-24
10.17#	Form of Employment Agreement between Complete Solaria, Inc. and Executive Officers	S-4	333-269674	10.22	2023-05-11
10.18	Exchange Agreement dated July 1 2024 among Complete Solaria, Inc. and the Purchasers party thereto	8-K	001-40117	10.1	2024-07-8
10.19	Form of Convertible Note dated July 1, 2024	8-K	001-40117	10.2	2024-07-8
10.20	Form of Convertible Note Purchase Agreement dated July 1, 2024	8-K	001-40117	10.3	2024-07-8
10.21	Form of Note Purchase Agreement	8-K	001-40117	10.1	2024-09-26
10.22	Form of Polar Third Amendment to Forward Purchase Agreement	8-K	001-40117	10.1	2024-07-23
10.23	Common Stock Purchase Agreement effective July 16, 2024 between the Company and White Lion	8-K	001-40117	10.1	2024-07-17
10.24	Amendment No. 1 to Common Stock Purchase Agreement effective July 24, 2024 between the Company and White Lion	8-K	001-40117	10.1	2024-07-26
10.25	Amendment No. 2 to Common Stock Purchase Agreement effective August 14, 2024 between the Company and White Lion	8-K	001-40117	10.1	2024-08-20
10.26	Registration Rights Agreement dated July 16, 2024 by and between the Company and White Lion	8-K	001-40117	10.2	2024-07-17
10.27	OTC Equity Prepaid Forward Transaction Third Amendment dated as of July 17, 2024 by and between Polar Multi-Strategy Master Fund and the Company	POS AM	333-273820	10.47	2024-07-18
10.28	Asset Purchase Agreement dated as of August 5, 2024 by and among the Company, SunPower Corporation and the other parties thereto	8-K	001-40117	10.1	2024-08-06
10.29#	Employment Agreement dated October 10, 2024 between the Company and Daniel Foley	8-K	001-40117	10.1	2024-10-16
10.30	Transition Services Agreement dated September 30, 2024 among Complete Solaria, Inc. and the other parties thereto	8-K	001-40117	10.1	2024-10-01
10.31	Form of Amendment to SAFE (2024)	8-K	001-40117	10.1	2024-04-22
10.32#	Executive Employment Agreement dated April 24, 2024 between the Company and Brian Wubbels	10-Q	001-40117	10.2	2024-08-14
10.33	Form of Sandia Second Amendment to Forward Purchase Agreement	8-K	001-40117	10.1	2024-05-14
10.34	Form of Polar Second Amendment to Forward Purchase Agreement	8-K	001-40117	10.2	2024-05-14
10.35	Form of SAFE (May 2024)	8-K	001-40117	10.1	2024-05-17
10.36#	Separation Agreement with Chris Lundell dated as of May 18, 2024	10-Q	001-40117	10.7	2024-08-14
10.37	Form of Sandia Third Amendment to Forward Purchase Agreement	8-K	001-40117	10.1	2024-06-20
10.38	Form of Siemens v. Solaria Final Order	8-K	001-40117	10.1	2024-06-21
10.39	Form of Common Stock Warrant (2024)	8-K	001-40117	10.1	2024-06-24
10.40	Form of Statement of Work (2024)	8-K	001-40117	10.2	2024-06-24
10.41#	Amended and Restated Omnibus Incentive Plan	8-K	001-40117	10.8	2023-07-24
10.42#	Amended and Restated 2021 Stock Plan	8-K	001-40117	10.9	2023-07-24

10.43#	Forms of Option Agreement and Option Exercise under 2021 Stock Plan	8-K	001-40117	10.10	2023-07-24
10.44#	Solaria Corporation 2016 Stock Plan	8-K	001-40117	10.11	2023-07-24
10.45#	Forms of Option Agreement and Notice of Exercise under 2016 Stock Plan	8-K	001-40117	10.12	2023-07-24
10.46#	Complete Solaria 2011 Stock Plan	8-K	001-40117	10.13	2023-07-24
10.47#	Forms of Option Agreement and Option Exercise under 2011 Stock Plan	8-K	001-40117	10.14	2023-07-24
10.48#	Solaria Corporation 2006 Stock Plan	8-K	001-40117	10.15	2023-07-24
10.49#	Forms of Option Agreement, Restricted Stock Agreement and Early Exercise under 2006 Stock Plan	8-K	001-40117	10.16	2023-07-24
10.50	Form of Common Stock Purchase Agreement	S-1	333-273820	10.41	2024-07-19
10.51#	Form of Employment Extension Agreement	8-K	001-40117	10.1	2024-07-5
10.52	Controlled Equity OfferingSM Sales Agreement, dated December 19, 2024, by and between Complete Solaria, Inc. and Cantor Fitzgerald & Co.	S-3	333-283948	1.2	2024-12-20
10.53	Convertible Promissory Note dated July 10, 2025	8-K	001-40117	4.1	2025-07-16
10.54	Form of Amendment to OTC Equity Prepaid Forward Transaction	8-K	001-40117	10.1	2025-07-21
10.55	Fourth Amendment to OTC Equity Prepaid Forward Transaction	8-K	001-40117	10.2	2025-07-21
10.56	Fifth Amendment to OTC Equity Prepaid Forward Transaction	8-K	001-40117	10.1	2025-08-04
10.57	Membership Interest Purchase agreement, dated September 21, 2025, by and among the Company, Complete Solar, Inc., Sunder Energy LLC and Chicken Parm Pizza LLC	8-K	001-40117	10.1	2025-09-22
10.58	Form of Seller Note	8-K	001-40117	10.2	2025-09-22
10.59	Form of September 2025 Note Purchase Agreement	8-K	001-40117	10.3	2025-09-22
10.60	Amendment No. 3 to Common Stock Purchase Agreement, dated January 11, 2026, by and between SunPower Inc. and White Lion Capital, LLC	8-K	001-40117	10.1	2026-01-12
10.61	Standby Equity Purchase Agreement, dated as of January 27, 2026, by and between SunPower Inc. and YA II PN, LTD	8-K	001-40117	10.1	2026-01-30
10.62	Convertible Promissory Note, dated as of January 27, 2026, issued to YA II PN, LTD	8-K	001-40117	10.2	2026-01-30
10.63	Registration Rights Agreement, dated as of January 27, 2026, between SunPower Inc. and YA II PN, LTD	8-K	001-40117	10.3	2026-01-30
10.64	Amendment and Agreement dated March 5, 2026 between SunPower Inc. and Chicken Parm Pizza LLC	8-K	001-40117	10.4	2026-03-11
10.65#	Offer Letter dated February 1, 2026 between SunPower Inc. and Wendell Laidley	8-K	001-40117	10.1	2026-02-05
10.66#	Form of Restricted Stock Inducement Agreement	10-K	001-40117	10.65	2026-04-14
10.67	Purchase Agreement, dated March 6, 2026, between SunPower Inc. and YA II PN, LTD.	8-K	001-40117	10.1	2026-03-11
10.68	Convertible Debenture, dated March 6, 2026, between SunPower Inc. and YA II PN, LTD.	8-K	001-40117	10.2	2026-03-11
10.69	Registration Rights Agreement, dated March 6, 2026, between SunPower Inc. and YA II PN, LTD.	8-K	001-40117	10.3	2026-03-11
10.70	Form of Note Purchase Agreement	8-K	001-40117	10.1	2026-04-22
10.71	Affiliate Note Purchase Agreement, dated April 21, 2026	8-K	001-40117	10.2	2026-04-22
10.72	Note Purchase and Exchange Agreement, dated April 21, 2026, between SunPower Inc. and Chicken Parm Pizza LLC	8-K	001-40117	10.3	2026-04-22
10.73	Pledge and Security Agreement dated April 23, 2026 between SunPower Inc., the Grantor party thereto and U.S. Bank Trust Company, National Association	8-K	001-40117	10.1	2026-04-29

10.74	Patent Security Agreement dated April 23, 2026 between SunPower Inc., the Guarantor party thereto and U.S. Bank Trust Company, National Association	8-K	001-40117	10.2	2026-04-29
10.75	Trademark Security Agreement dated April 23, 2026 between SunPower Inc., the Guarantor party thereto and U.S. Bank Trust Company, National Association	8-K	001-40117	10.3	2026-04-29
10.76	Letter Agreement, dated April 21, 2026, between SunPower Inc. and YA II PN, Ltd.	8-K	001-40117	10.5	2026-04-22
10.77	Form of Exchange Agreement	8-K	001-40117	10.6	2026-04-22
10.78	Form of Equity for Interest Exchange Agreement	8-K	001-40117	10.1	2026-07-01
10.79	OTC Equity Prepaid Forward Transaction Settlement Agreement dated July 17, 2026 between SunPower Inc. and Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP; Freedom Acquisition I Corp.	8-K	001-40117	10.1	2026-07-22
10.80	OTC Equity Prepaid Forward Transaction Settlement Agreement dated July 17, 2026 between SunPower Inc. and Polar Multi-Strategy Master Fund	8-K	001-40117	10.2	2026-07-22
10.81	OTC Equity Prepaid Forward Transaction Settlement Agreement dated July 17, 2026 between SunPower Inc. and Diametric True Alpha Market Neutral Master Fund, LP, Diametric True Alpha Enhanced Market Neutral Master Fund, LP	8-K	001-40117	10.3	2026-07-22
10.82	Offer Letter, dated June 26, 2026, between SunPower Inc. and Tom Kowalczuk	10-Q	001-40117	10.10	2026-08-21
10.83	Simple Agreement for Future Equity dated August 24, 2026	8-K	001-40117	10.1	2026-08-28
10.84	Form of Securities Purchase Agreement	8-K	001-40117	10.1	2026-09-03
14.1	Code of Business Conduct and Ethics	10-K	001-40117	14.1	2026-04-14
16.1	Letter from Deloitte & Touche LLP	8-K	001-40117	16.1	2024-08-01
19.1	Insider Trading Policy	10-K	001-40117	19.1	2025-04-30
21.1	List of Subsidiaries	S-1	333-273820	21.1	2023-08-09
23.1*	Consent of BDO USA, P.C.
23.2*	Consent of BDO USA, P.C.
23.3*	Consent of Tanner LLP
23.4*	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
101*	Inline XBRL Document Set for the consolidated condensed financial statements and accompanying notes in Consolidated Condensed Financial Statements and Supplemental Details
104*	Cover Page Interactive Data File - formatted in Inline XBRL and included as Exhibit 101
107*	Filing Fee Table

*	Filed herewith
#	Indicates a management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orem, Utah, on October 30, 2026.

SUNPOWER INC.

By:	/s/ Thurman J. Rodgers
	Name:	Thurman J. Rodgers
	Title:	Chief Executive Officer and Executive Chairman

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thurman J. Rodgers and Tomas Kowalczuk as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thurman J. Rodgers	Chief Executive Officer and Director	October 30, 2026
Thurman J. Rodgers	(Principal Executive Officer)

/s/ Thomas Kowalczuk	Chief Financial Officer	October 30, 2026
Thomas Kowalczuk	(Principal Financial Officer)

/s/ Chris Lundell	Director	October 30, 2026
Chris Lundell

/s/ Antonio R. Alvarez	Director	October 30, 2026
Antonio R. Alvarez

/s/ Adam Gishen	Director	October 30, 2026
Adam Gishen

/s/ Ronald Pasek	Director	October 30, 2026
Ronald Pasek

/s/ Tidjane Thiam	Director	October 30, 2026
Tidjane Thiam

/s/ Devin Whatley	Director	October 30, 2026
Devin Whatley

/s/ William J. Anderson	Director	October 30, 2026
William J. Anderson

/s/ Lothar Maier	Director	October 30, 2026
Lothar Maier

/s/ Jamie Haenggi	Director	October 30, 2026
Jamie Haenggi

/s/ J. Daniel McCranie	Director	October 30, 2026
J. Daniel McCranie

/s/ Bernard Gutmann	Director	October 30, 2026
Bernard Gutmann